SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT
OF 1934 (AMENDMENT NO. )
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Soliciting Material Pursuant to ss. 240.14a-12 ☑
TM Entertainment & Media, Inc.
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Security holders are advised to read the Registrant’s consent solicitation statement when it is available because it contains important information. Investors can obtain the consent solicitation statement, and any other relevant documents, for free at the United States Securities and Exchange Commission’s web site (www.sec.gov).
TM Entertainment and Media, Inc. urges stockholders not to sign or return any consent solicitation cards they may receive from Opportunity Partners L.P. and to revoke any consent solicitation cards already executed and delivered
In response to an announcement by Opportunity Partners L.P. (“Opportunity Partners”) that it intends to solicit consents from the stockholders of TM Entertainment and Media, Inc. (the “Company”) to remove the Company’s incumbent directors, the Company urges its stockholders not to sign or return any consent solicitation cards they may receive from Opportunity Partners and to revoke any consent solicitation cards already executed and delivered.
Contrary to the assertions of Opportunity Partners, the Company believes that it can complete a business combination by October 17, 2009. The Company is actively evaluating several attractive merger candidates and believes that a successful acquisition is the best way to maximize value for all of the Company’s stockholders.
In addition, pursuant to the terms of the Company’s Investment Management Trust Agreement, the Company believes that the proceeds held in the trust account cannot be disbursed prior to October 17, 2009. The Company believes that any attempt to liquidate the trust account or dissolve the Company prior to October 17, 2009 will likely result in lawsuits against the Company and its directors by certain of the Company’s stockholders, warrant holders and other stakeholders. The Company believes that its stockholders and warrant holders have made their investment decision based on an expectation that the Company will have the opportunity to pursue a business combination until October 17, 2009.
Finally, the Company does not believe that stockholders can remove the Company’s directors without cause. Under applicable Delaware law, stockholders can remove directors without cause only if a company’s Certificate of Incorporation provides for such removal. The Company’s Certificate of Incorporation contains no such provision.
Identity of Participants
The Company, its officers and directors and Pali Capital, Inc. (“Pali”), the representative of the underwriters of the Company’s initial public offering, may solicit consents or revocations of consents on behalf of the Company. Theodore S. Green, the Company’s Chairman and Co-Chief Executive Officer, beneficially owns 1,237,500 shares of the Company’s common stock and warrants to acquire 1,800,000 shares of the Company’s common stock. Malcolm Bird, a director and the Company’s Co-Chief Executive Officer, beneficially owns 787,500 shares of the Company’s common and warrants to acquire 250,000 shares of the Company’s common stock. John W. Hyde, a director of the Company, beneficially owns 112,500 shares of the Company’s common stock and warrants to acquire 25,000 shares of the Company’s common stock. Jonathan F. Miller, a director of the Company, beneficially owns 112,500 shares of the Company’s common stock and warrants to acquire 25,000 shares of the Company’s common stock. In connection with its initial public offering, the Company sold to Pali an option to purchase up to 700,000 units (consisting of one share of common stock and one warrant to purchase one share of common stock) for $10 per unit. In addition, $3,281,600 of the underwriting commissions and discounts payable to the underwriters in the Company’s initial public offering (including Pali) were deferred and place in the Company’s trust account and will not be paid to the underwriters if the Company does not complete a business combination by October 17, 2009.